Exhibit 99.1

McAfee’s Pure-Play Consumer Business Grows 24% in Q3’21

•	Net Revenue Increased by 24% to $491 Million and Adjusted EBITDA Increased by 43% to $234 Million

•	Core Direct to Consumer (“DTC”) Subscribers Increased YoY by 16% to 20.1 Million, Up 640 Thousand QoQ

SAN JOSE, CA – November 8, 2021 – McAfee Corp. (“McAfee,” or the “Company”) (NASDAQ: MCFE), a global leader in online protection, today announced its financial results for the three months ended September 25, 2021.

“McAfee delivered another strong quarter, with revenue growing 24% year-over-year,” said Peter Leav, McAfee’s President and Chief Executive Officer. “Our continued commitment to secure our customers’ online footprint helped us add 640 thousand net new direct-to-consumer subscribers, a year-over-year increase of 16% in Q3. We continue to invest in our online protection services and diversified go-to-market channel, as consumers increasingly adopt digital services.”

Third Quarter Fiscal 2021 Financial Highlights from Continuing Operations

•	Net revenue was $491 million, reflecting 24% growth year-over-year

•	Net income of $2,390 million, inclusive of $2,251 million gain, net of estimated taxes and transaction costs, on the divestiture of the Enterprise business

•	Adjusted EBITDA(1) of $234 million or a 48% Adjusted EBITDA(1) Margin, inclusive of approximately $21 million in stranded costs attributed to the divestiture of our Enterprise business

•	McAfee’s net cash provided by operating activities was $90 million for the quarter

•	McAfee’s Unlevered Free Cash Flow was $132 million for the quarter

Business Highlights

•	Added 640 thousand net new Direct-to-Consumer subscribers closing the quarter at 20.1 million Core DTC subscribers, compared to 17.3 million in the same period last year

•	Signed a multi-year exclusive relationship with T-Mobile, with an intrusion detection and protection and credit monitoring services agreement

•	Announced that Gagan Singh joined McAfee as its Executive Vice President, Chief Product and Revenue Officer

Commenting on the Company’s financial results, Venkat Bhamidipati, McAfee’s Executive Vice President and Chief Financial Officer added, “We delivered solid results in Q3, as continued strong demand for our holistic consumer security offerings, across our diversified global go-to-market channels, coupled with our focus on operational discipline, resulted in $234 million in Adjusted EBITDA, or 48% Adjusted EBITDA margin.”

About McAfee

McAfee is a global leader in online protection. www.mcafee.com

Contacts

Investor Contact:

Eduardo Fleites

investor@mcafee.com

Media Contact:

media@mcafee.com

(1)	Adjusted EBITDA is a non-GAAP financial measure, and should be considered in addition to, but not as a substitute for, information provided in accordance with GAAP.

Use of Non-GAAP Financial Information

In addition to McAfee’s results which are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company believes the following non-GAAP measures presented in this press release are useful in evaluating its operating performance: adjusted operating income, adjusted operating income margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income margin, adjusted earnings per share (“EPS”) and unlevered free cash flow. Certain of these non-GAAP measures exclude equity-based compensation, depreciation and amortization expense, transformation expense, restructuring and transition charges, interest expense, foreign exchange (gain) and loss, other income (expense), net, provision for income tax expense, Tax Receivable Agreement (“TRA”) adjustment, income from Transition Services Agreement (“TSA”), income or loss from discontinued operations, net of taxes, and other costs we do not believe are reflective of our ongoing operations. McAfee believes that these non-GAAP financial measures are provided to enhance the reader’s understanding of our past financial performance and our prospects for the future. McAfee’s management team uses these non-GAAP financial measures in assessing McAfee’s performance, as well as in planning and forecasting future periods. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided herein for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Readers are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Presentation of Financial Measures

McAfee Corp. (the “Corporation”) was incorporated in Delaware on July 19, 2019. The Corporation was formed for the purpose of completing an initial public offering (the “IPO”) and related transactions in order to carry on the business of Foundation Technology Worldwide LLC (“FTW”) and its subsidiaries (the Corporation, FTW and its subsidiaries are collectively the “Company”). The Corporation, as the sole managing member of FTW, exclusively operates and controls the business and affairs of FTW. The Corporation consolidates the financial results of FTW and reports a redeemable noncontrolling interest (“RNCI”) related to the LLC Units and Management Incentive Units (MIUs) not owned by the Corporation.

MCAFEE CORP.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 25, 2021	September 26, 2020	September 25, 2021	September 26, 2020
Net revenue	$491	$395	$1,400	$1,132
Cost of sales	118	112	349	321

Gross profit	373	283	1,051	811
Operating expenses:
Sales and marketing	91	87	264	225
Research and development	48	35	138	109
General and administrative	51	43	143	141
Amortization of intangibles	13	36	63	108
Restructuring and transition charges (Note 9)	27	—	35	1

Total operating expenses	230	201	643	584

Operating income	143	82	408	227
Interest expense	(61)	(72)	(170)	(222)
Foreign exchange gain (loss), net	14	(43)	29	(49)
Other income (expense), net	(292)	(1)	(301)	—

Income (loss) from continuing operations before income taxes	(196)	(34)	(34)	(44)
Provision for income tax expense (benefit)	(166)	5	(159)	—

Income (loss) from continuing operations	(30)	(39)	125	(44)
Income from discontinued operations, net of taxes	2,420	39	2,467	75

Net income	$2,390	$—	$2,592	$31

Less: Net income attributable to redeemable noncontrolling interests	1,648	N/A	1,784	N/A

Net income attributable to McAfee Corp.	$742	N/A	$808	N/A

Net income (loss) attributable to McAfee Corp.:
Loss from continuing operations attributable to McAfee Corp.	$(92)	N/A	$(40)	N/A
Income from discontinued operations attributable to McAfee Corp.	834	N/A	848	N/A

Net income attributable to McAfee Corp.	$742	N/A	$808	N/A

Earnings per share attributable to McAfee Corp., basic and diluted:
Continuing operations	$(0.54)	N/A	$(0.24)	N/A
Discontinued operations	4.90	N/A	5.11	N/A

Earnings per share, basic and diluted(1)	$4.36	N/A	$4.87	N/A

Weighted-average shares outstanding, basic and diluted	170.3	N/A	165.9	N/A

(1)

Basic and diluted earnings per share of Class A common stock are not applicable prior to the initial public offering (“IPO”) and related Reorganization Transactions (as defined in Note 1 to the condensed consolidated financial statements to be included in our 2021 Q3 quarterly report on Form 10-Q to be filed with Securities Exchange Commission). See Note 15 Earnings Per Share in the notes to the condensed consolidated financial statements for the number of shares used in the computation of earnings per share of Class A common stock and the basis for the computation of earnings per share.

MCAFEE CORP.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share amounts)

	September 25, 2021	December 26, 2020
Assets
Current assets:
Cash and cash equivalents	$848	$231
Accounts receivable, net	124	102
Deferred costs	171	137
Receivable from Enterprise Business	116	—
Other current assets	36	42
Held-for-sale assets	31	—
Current assets of discontinued operations	—	402

Total current assets	1,326	914
Property and equipment, net	55	98
Goodwill	1,018	1,018
Identified intangible assets, net	595	729
Deferred tax assets	398	24
Other long-term assets	92	67
Long-term assets of discontinued operations	—	2,578

Total assets	$3,484	$5,428

Liabilities, redeemable noncontrolling interests and deficit
Current liabilities:
Accounts payable and other current liabilities	$303	$235
Accrued compensation and benefits	66	179
Accrued marketing	101	118
Income taxes payable	207	14
Long-term debt, current portion	44	44
Deferred revenue	953	823
Payable to Enterprise Business	50	—
Current liabilities of discontinued operations	—	972

Total current liabilities	1,724	2,385
Long-term debt, net	2,889	3,943
Deferred tax liabilities	17	5
Tax receivable agreement liability, less current portion	392	—
Other long-term liabilities	136	155
Deferred revenue, less current portion	91	80
Long-term liabilities of discontinued operations	—	660

Total liabilities	5,249	7,228

Commitments and contingencies (Note 17)
Redeemable noncontrolling interests	5,836	4,840
Equity (deficit):
Class A common stock, $0.001 par value - 1,500,000,000 shares authorized, 179,848,875 shares issued and outstanding as of September 25, 2021 and 161,267,412 shares issued and outstanding as of December 26, 2020	—	—
Class B common stock, $0.001 par value - 300,000,000 shares authorized, 255,490,562 shares issued and outstanding as of September 25, 2021 and 267,065,127 shares issued and outstanding as of December 26, 2020	—	—
Additional paid-in capital	(7,571)	(6,477)
Accumulated deficit	—	(118)
Accumulated other comprehensive income (loss)	(30)	(45)

Total deficit	(7,601)	(6,640)

Total liabilities, redeemable noncontrolling interests and deficit	$3,484	$5,428

MCAFEE CORP.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Nine Months Ended
	September 25, 2021	September 26, 2020
Cash flows from operating activities:
Net income	$2,592	$31
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	195	372
Equity-based compensation	85	25
Deferred taxes	(161)	3
Foreign exchange (gain) loss, net	(29)	49
Pre-tax gain on divestiture of Enterprise Business	(2,634)	—
Tax Receivable Agreement remeasurement	310	—
Other operating activities	31	40
Change in assets and liabilities:
Receivable and payable from/to Enterprise Business	(36)	—
Accounts receivable, net	108	94
Deferred costs	(34)	(29)
Other assets	(42)	(10)
Income taxes payable	193	(2)
Other current liabilities	24	(10)
Deferred revenue	(10)	(26)
Other liabilities	(54)	(73)

Net cash provided by operating activities	538	464
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(5)
Additions to property and equipment	(19)	(32)
Proceeds from divestiture of Enterprise Business, net of transaction costs (Note 3)	3,880	—
Other investing activities	(4)	(3)

Net cash provided by (used in) investing activities	3,857	(40)
Cash flows from financing activities:
Proceeds from the issuance of Member units	11	2
Payment for long-term debt	(1,027)	(33)
Distributions to members of FTW	(1,860)	(200)
Payment of dividends	(812)	—
Payment of tax withholding for shares and units withheld	(79)	(4)
Other financing activities	(3)	(10)

Net cash used in financing activities	(3,770)	(245)
Effect of exchange rate fluctuations on cash and cash equivalents	(8)	2

Change in cash and cash equivalents	617	181
Cash and cash equivalents, beginning of period	231	167

Cash and cash equivalents, end of period	$848	$348

Supplemental disclosures of noncash investing and financing activities and cash flow information:
Acquisition of property and equipment included in current liabilities	$(4)	$(2)
Distributions to members of FTW included in liabilities	(45)	(5)
Dividends payable included in liabilities	(21)	—
Other financing activities included in liabilities	(8)	—
Tax withholding for shares and units withheld included in liabilities	(5)	—
Proceeds receivable related to divestiture of Enterprise Business	65	—
Transaction costs payable related to divestiture of Enterprise Business	(28)	—
Cash paid during the period for:
Interest, net of cash flow hedges	(148)	(210)
Income taxes, net of refunds	(51)	(35)

MCAFEE CORP.

UNAUDITED NON-GAAP FINANCIAL MEASURES

(in millions)

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures, including adjusted operating income, adjusted operating income margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income margin, adjusted EPS and unlevered free cash flow and ratios based on these financial measures.

Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted EBITDA and Adjusted EBITDA Margin

The following table presents a reconciliation of our adjusted operating income and adjusted EBITDA to our net income for the periods presented:

	Three Months Ended		Nine Months Ended
(in millions)	September 25, 2021	September 26, 2020	September 25, 2021	September 26, 2020
Net income	$2,390	$—	$2,592	$31
Add: Amortization	35	62	134	188
Add: Equity-based compensation	17	5	50	21
Add: Cash in lieu of equity awards(1)	—	—	—	1
Add: Acquisition and integration costs(2)	—	2	1	5
Add: Restructuring and transition charges(3)	27	—	35	1
Add: Management fees(4)	—	2	—	6
Add: Transformation(5)	5	7	6	16
Add: Executive severance(6)	1	—	1	3
Add: Interest expense	61	72	170	222
Add: Foreign exchange loss (gain), net(7)	(14)	43	(29)	49
Add: Provision for income tax expense (benefit)	(166)	5	(159)	—
Add: TRA adjustment(8)	298	—	306	—
Less: Income from TSA(9)	(7)	—	(7)	—
Add: Other (income) expense, net(10)	1	1	2	—
Less: Income from discontinued operations, net of taxes	(2,420)	(39)	(2,467)	(75)

Adjusted operating income	228	160	635	468
Add: Depreciation	6	5	18	17
Less: Other expense	—	(1)	—	(1)

Adjusted EBITDA	$234	$164	$653	$484

Net revenue	$491	$395	$1,400	$1,132
Net income margin	486.8%	—	185.1%	2.7%
Adjusted operating income margin	46.4%	40.5%	45.4%	41.3%
Adjusted EBITDA margin	47.7%	41.5%	46.6%	42.8%

See Appendix A for an explanation of non-GAAP measures and other items.

Adjusted Net Income, Adjusted Net Income Margin, and Adjusted EPS

The following table presents a reconciliation of our adjusted net income to our net income for the periods presented:

	Three Months Ended		Nine Months Ended
(in millions except per share amounts)	September 25, 2021	September 26, 2020	September 25, 2021	September 26, 2020
Net income	$2,390	$—	$2,592	$31
Add: Amortization of debt discount and issuance costs	13	4	21	13
Add: Amortization	35	62	134	188
Add: Equity-based compensation	17	5	50	21
Add: Cash in lieu of equity awards(1)	—	—	—	1
Add: Acquisition and integration costs(2)	—	2	1	5
Add: Restructuring and transition charges(3)	27	—	35	1
Add: Management fees(4)	—	2	—	6
Add: Transformation(5)	5	7	6	16
Add: Executive severance(6)	1	—	1	3
Add: Foreign exchange loss (gain), net(7)	(14)	43	(29)	49
Add: Provision for income taxes (benefit)	(166)	5	(159)	—
Add: TRA adjustment(8)	298	—	306	—
Less: Income from TSA(9)	(7)	—	(7)	—
Add: Other (income) expense, net(10)	1	1	2	—
Less: Income from discontinued operations, net of taxes	(2,420)	(39)	(2,467)	(75)

Adjusted income before taxes	180	92	486	259
Adjusted provision for income taxes(11)	40	20	107	57

Adjusted net income	$140	$72	$379	$202

Net revenue	$491	$395	$1,400	$1,132
Net income margin	486.8%	—	185.1%	2.7%
Adjusted net income margin	28.5%	18.2%	27.1%	17.8%
Net loss per share, diluted	$(0.54)
Adjusted EPS	$0.31
Weighted average shares outstanding, basic	170.3
Impact on dilution:
Equity awards(a)	12.9
Assumed conversion of LLC Units and vested MIUs	269.4

Weighted average shares outstanding, diluted(12)	452.6

(a)

Diluted GAAP and non-GAAP impact from equity awards are the same, except in periods in which there is a GAAP loss from continuing operations. We do not present dilution for equity awards in periods in which there is a loss from continuing operations. However, if there is non-GAAP net income, we present dilution for non-GAAP weighted-average shares outstanding in an amount equal to the dilution that would have been presented had there been GAAP income from continuing operations for the period.

See Appendix A for an explanation of non-GAAP measures and other items.

Unlevered Free Cash Flow

The following table presents a reconciliation of our unlevered free cash flow to our net cash provided by operating activities for the periods presented:

	Nine Months Ended
(in millions)	September 25, 2021	September 26, 2020
Net cash provided by operating activities	$538	$464
Add: Interest payments	148	210
Less: Capital expenditures(1)	(23)	(35)

Unlevered free cash flow	$663	$639

Net cash provided by (used in) investing activities	$3,857	$(40)
Net cash used in financing activities	$(3,770)	$(245)

(1)	Capital expenditures includes payments for property and equipment and capitalized labor costs incurred in connection with certain software development activities.

MCAFEE CORP.

APPENDIX A

EXPLANATION OF NON-GAAP MEASURES AND OTHER ITEMS

Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted EBITDA and Adjusted EBITDA Margin

We define adjusted operating income as net income (loss), excluding the impact of amortization of intangible assets, equity-based compensation expense, interest expense, foreign exchange (gain) loss, net, Tax Receivable Agreement (“TRA”) adjustment, income from Transition Services Agreement (“TSA”), other income (expense), net, provision for income tax expense, income (loss) from discontinued operations, net of taxes, and other costs that we do not believe are reflective of our ongoing operations. Adjusted operating income margin is calculated as adjusted operating income divided by net revenue. We define adjusted EBITDA as adjusted operating income, excluding the impact of depreciation expense plus certain other non-operating costs. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net revenue.

Adjusted Net Income, and Adjusted Net Income Margin

Adjusted net income assumes all net income (loss) is attributable to McAfee Corp., which assumes the full exchange of all outstanding LLC Units for shares of Class A common stock of McAfee Corp., and is adjusted for the impact of amortization of intangible assets, amortization of debt issuance costs, equity-based compensation expense, foreign exchange loss (gain), net, Tax Receivable Agreement (“TRA”) adjustment, income from Transition Services Agreement (“TSA”), income (loss) from discontinued operations, net of taxes, and other costs that we do not believe are reflective of our ongoing operations. The adjusted provision for income taxes represents the tax effect on net income, adjusted for all of the listed adjustments, assuming that all consolidated net income was subject to corporate taxation for all periods presented. We have an assumed an annual effective tax rate of 22%, which represents our long term expected corporate tax rate excluding discrete and non-recurring tax items. This amount has been recast for periods reported previously.

Adjusted net income margin is calculated as adjusted net income divided by net revenue. Adjusted net income and adjusted net income margin have limitations as analytical tools, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Adjustments for Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS

Below is additional information for the adjustments for adjusted operating income, adjusted EBITDA, and adjusted net income:

(1)

As a result of the purchase from Intel of a majority interest in FTW in April 2017, cash awards were provided to certain employees who held Intel equity awards in lieu of equity in FTW. As these rollover awards reflect one-time grants to former employees of Intel in connection with these transactions, we believe this expense is not reflective of our ongoing results.

(2)

Represents both direct and incremental costs in connection with business acquisitions, including acquisition consideration structured as cash retention, third party professional fees, and other integration costs.

(3)

Represents both direct and incremental costs to execute strategic restructuring events, including third-party professional fees and services, severance, and facility restructuring costs. Also inclusive of transition charges including legal, advisory, consulting and other costs directly incurred due to the divestiture of the Enterprise Business, including incremental costs associated with data disentanglement and acceleration of data migration to the cloud, that were incurred subsequent to the sale in support of the Transition Services Agreement.

(4)	Represents management fees paid to certain affiliates of TPG, Thoma Bravo, and Intel pursuant to the Management Services Agreement.

(5)	Represents costs incurred for our public offerings along with other transformational initiatives including data center and facilities rationalization.

(6)	Represents severance for executive terminations not associated with a strategic restructuring event.

(7)

Represents Foreign exchange gain (loss), net as shown on the condensed consolidated statement of operations. This amount is attributable to realized and unrealized gains or losses on non-U.S. Dollar denominated balances and is primarily due to unrealized gains or losses associated with our 1st Lien Euro Term Loan.

(8)	Represents the impact on net income of adjustments to liabilities under our Tax Receivable Agreement.

(9)	Represents income earned under the Transition Services Agreement.

(10)	Represents other income or expense not associated with our core operations and it is recorded within Other income (expense), net on the consolidated statements of operations.

(11)

Prior to our IPO, our structure was that of a pass through entity for U.S. federal income tax purposes with certain U.S. and foreign subsidiaries subject to income tax in their respective jurisdictions. Subsequent to the IPO, McAfee Corp. is taxed as a corporation and pays corporate federal, state, and local taxes on income allocated to it from FTW. This amount has been recast for periods reported previously. The adjusted provision for income taxes now represents the tax effect on net income, adjusted for all of the listed adjustments, assuming that all consolidated net income was subject to corporate taxation for all periods presented. We have assumed rate of 22% which represents our long term expected corporate tax rate excluding discrete and non-recurring tax items.

(12)	Represents weighted average shares outstanding and includes the dilutive impact of our outstanding equity awards and assumed conversion of our LLC units and MIUs not owned by the Corporation.

Unlevered Free Cash Flow

We define unlevered free cash flow as net cash provided by operating activities add interest payments less capital expenditures. We consider unlevered free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet.

Source: McAfee